Exhibit 10.29
BRADY CORPORATION
2010 NONQUALIFIED STOCK OPTION PLAN
FOR NON-EMPLOYEE DIRECTORS
1. Purpose.
     The 2010 Stock Option Plan for Non-Employee Directors (the “Plan) is intended to attract and retain the services of experienced and knowledgeable non-employee directors of Brady Corporation (the “Corporation”) for the benefit of the Corporation and its shareholders and to provide additional incentive for such directors to continue to work for the best interest of the Corporation and its shareholders.
2. Shares Subject to the Plan.
     There are reserved for issuance upon the exercise of options granted under the Plan 200,000 Class A Non-Voting Common Shares $.01 par value, of the Corporation (the “Stock”). Such Stock may be authorized and unissued Stock or previously outstanding Stock then held in the Corporation’s treasury. If any option granted under the Plan shall expire or terminate for any reason without having been exercised in full, the Stock subject to the unexercised portion thereof shall again be available for the purposes of issuance upon the exercise of options granted under the Plan.
3. Administration.
     The Plan shall be administered by the Board of Directors of the Corporation (the “Board”), which may delegate any or all of its authority to a Committee of the Board. Subject to the express provisions of the Plan, the Board shall have authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the option grants and agreements (which shall comply with and be subject to the terms and conditions of the Plan) and to make all other determinations necessary or advisable for the administration of the Plan. The Board’s determination of the matters referred to in this Paragraph 3 shall be conclusive.
4. Eligibility.
     For purposes of the Plan, “Non-Employee Director” means a member of the Board who is not an employee of the Corporation or a subsidiary of the Corporation. After the effective date of the Plan, each Non-Employee Director who first becomes a Director on an annual meeting date after July 21, 2009 shall automatically be granted an option to purchase 10,000 shares of Stock on a date that is 14 days after the annual meeting date, or if such person first becomes a Director on a date other than the annual meeting date, the option shall automatically be granted on a date that is 14 days after first becoming a Director. Subsequently, each Non-Employee Director shall automatically be granted an option to purchase 8,400 shares of Stock on a date that is 14 days after the Corporation’s release of its fiscal fourth quarter earnings.

     Only non-statutory stock options shall be granted under the Plan.
5. Option Grants.
     (a) The purchase price of the Stock under each option granted under the Plan shall be 100% of the Fair Market Value of the Stock on the date such option is granted. For purposes of the Plan “Fair Market Value” on any date shall mean, with respect to Stock, if the stock is then listed and traded on a registered national securities exchange, or is quoted in the NASDAQ National Market System, the average of the high and low sale prices recorded in composite transactions for such date or, if such date is not a business day or if no sales of the Stock shall have been reported with respect to such date, the next preceding business date with respect to which sales were reported. In the absence of reported sales or if the stock is not so listed or quoted, but is traded in the over-the-counter market, Fair Market Value shall be the average of the closing bid and asked prices for such Stock on the relevant date.
     (b) All options shall be exercisable in accordance with the following schedule:

Years After
Date of Grant	Percentage of Shares

Less than 1	0%
1 but less than 2	33-1/3%
2 but less than 3	66-2/3%
3 or more	100%
     The term of each option shall be ten years from the date of grant, or such shorter period as is prescribed in Paragraphs 5(c) and 5(d). Except as provided in Paragraphs 5(c) and 5(d), no option may be exercised at any time unless the holder is then a director of the Corporation.
     Each option may be exercised in whole or in part from time to time as specified in the agreements provided, however, that each holder may exercise an option in whole or in part by giving written notice of the exercise to the Corporation, specifying the number of shares to be purchased by payment in full of the purchase price therefor. The purchase price may be paid (a) in cash, (b) by check, (c) with the approval of the Board, or if the applicable agreement so provides, by delivering shares of Stock (“Delivered Stock”), (d) by surrendering to the Corporation shares of Stock otherwise receivable upon exercise of the option (a “Net Exercise”), or (e) any combination of the foregoing. For purposes of the foregoing, Delivered Stock shall be valued at its Fair Market Value determined as of the business day immediately preceding the date of exercise of the option and shares of Stock used in a Net Exercise shall be valued at their Fair Market Value determined as of the date of exercise of the option. No holder shall be under any obligation to exercise any option hereunder.
     Upon exercise, the option price is to be paid in full in cash or, at the discretion of the Board, in Stock owned by the optionee having a Fair Market Value on the date of exercise equal to the aggregate option price or, at the discretion of the Board, in a combination of cash and Stock.

     (c) All rights under any option shall terminate on the date such Participant ceases to be a Director of the Corporation, except that (a) if the Directorship is terminated by the death of the Director, any unexercised, unexpired Stock Options granted hereunder to the Director shall be 100% vested and fully exercisable, in whole or in part, at any time within one year after the date of death, by the Director’s personal representative or by the person to whom the options are transferred under the Director’s last will and testament or the applicable laws of descent and distribution; (b) if the Directorship is terminated as a result of the disability of the Director (a disability means that the Director is disabled as a result of sickness or injury, such that he or she is unable satisfactorily to perform the Director duties, as determined by the Board of Directors, on the basis of medical evidence satisfactory to it), any unexercised, unexpired options granted hereunder to the Director shall become 100% vested and fully exercisable, in whole or in part, at any time within one year after the date of disability; (c) if the Directorship is terminated and the Director has been a member of the Board of Directors for at least three years, any unexercised, unexpired options granted hereunder to the Director shall continue to vest as provided in Paragraph 5(b) and any option that is or becomes vested may be exercised within the term of such option; and (d) if the Directorship is terminated for any reason other than (a), (b) or (c) above, any unexercised, unexpired options granted hereunder and exercisable as of the date of such termination shall be exercisable in whole or in part at any time within 90 days after such date of termination.
     (d) In the event of (a) a merger, consolidation, or reorganization with another corporation in which the Corporation is not the surviving corporation or a merger, consolidation or reorganization with another corporation in which the Corporation is the surviving corporation, but the Stock ceases to be publicly traded, (b) the adoption of any plan for the dissolution of the Corporation, or (c) the sale or exchange of all or substantially all the assets of the Corporation for cash or for shares of stock or other securities of another corporation, all then-unexercised options shall become fully exercisable immediately prior to any such event.
     (e) Nothing in the Plan or in any option granted pursuant to the Plan shall confer on any individual any right to continue as a director of the Corporation.
6. Transferability and Shareholder Rights of Holders of Options.
     No options granted under the Plan shall be transferable otherwise than by will or by the laws of descent and distribution, and an option may be exercised, during the lifetime of an optionee, only by the optionee or optionee’s guardian or legal representative. An optionee shall have none of the rights of a shareholder of the Corporation until the option has been exercised and the Stock subject to the option has been registered in the name of the optionee on the transfer books of the Corporation.
7. Adjustments upon Changes in Capitalization.
     Notwithstanding any other provisions of the Plan, the number and class of shares subject to the options and the option prices of options covered thereby shall be proportionately adjusted in the event of changes in the outstanding Stock by reason of stock dividends, stock splits, recapitalizations, mergers, consolidations, combinations or exchanges of shares, split-ups, split-offs, spin-offs, liquidations or other similar changes in capitalization, or any distribution to common shareholders other than cash dividends and, in the event of any such change in the outstanding Stock, the aggregate number and class of shares available under the Plan and the number of shares as to which options may be granted shall be appropriately adjusted by the Board.
8. Amendment and Termination.
     Unless the Plan shall theretofore have been terminated as hereinafter provided, the Plan shall terminate on, and no awards of options shall be made after, the tenth anniversary of the effective date of the Plan; provided, however, that such termination shall have no effect on options granted prior thereto. The Plan may be terminated, modified or amended by the shareholders of the Corporation. The Board may also terminate the Plan or modify or amend the Plan in such respects as it shall deem advisable in order to conform to any change in any law or regulation applicable thereto, or in other respects which shall not change (i) the total number of shares of Stock as to which options may be granted, (ii) the class of persons eligible to receive options under the Plan, (iii) the manner of determining the option prices, (iv) the period during which options may be granted or exercised or (v) the provisions relating to the administration of the Plan by the Board.
9. Withholding.
     Upon the issuance of Stock as a result of the exercise of an option, the Corporation shall have the right to retain or sell without notice sufficient Stock to cover the amount of any tax required by any government to be withheld or otherwise deducted and paid with respect to such Stock being issued, remitting any balance to the optionee; provided, however, that the optionee shall have the right to provide the Corporation with the funds to enable it to pay such tax.
10. Effectiveness of the Plan.
     The Plan shall become effective on the day following the date the Plan is approved by the vote of the holders of a majority of the outstanding shares of the Corporation’s Class B Voting Common Stock. The Board may in its discretion authorize the granting of options which shall be expressly subject to the conditions that (i) the Stock reserved for issue under the Plan shall have been duly listed, upon official notice of issuance, upon each stock exchange in the United States upon which the Stock is traded and (ii) a registration statement under the Securities Act of 1933 with respect to such shares shall have become effective.